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EXHIBIT 99

  FOR IMMEDIATE RELEASE


              FIRST ALBANY REPORTS FIRST QUARTER 2003 RESULTS

        Consolidated Net Revenues Grow 19% Over Prior Year Quarter


  ALBANY, NEW YORK, April 17, 2003  - First Albany Companies Inc.
  (NASDAQ: FACT) today reported its financial results for the first quarter ended March 31, 2003.

  For the quarter, consolidated net revenues for First Albany Companies was $45.7 million, compared to $38.3 million for the same period in 2002, an increase of 19%. The Company reported consolidated net income of $2.2 million for the first quarter 2003, compared to a net loss of ($2.0) million for the same period in 2002. First quarter 2003 net income was $0.21 per diluted share compared to a net loss of ($0.21) per diluted share in the first quarter of 2002.

  Net revenues from the Company's brokerage operations, First Albany Corporation, was $39.3 million for the first quarter ended March 31, 2003, compared to $37.5 million for the same period in 2002, an increase of 5%. First Albany Corporation had income of $1.0 million for the first quarter 2003, compared to $0.8 million for the same period in 2002.

  Commenting on the Company's results, Alan Goldberg, President of First Albany Companies Inc. said, "Our performance over this past quarter continues our trend of delivering consistent and stable revenue growth. We are beginning to see the tangible results from our investments in Equity Capital Markets and First Albany Asset Management. In addition, our fixed income and municipals operations continue to provide a profitable base from which we can grow our various businesses. We are excited by our progress and we are well positioned to seize the opportunity to be a leading middle market investment bank."

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
 			    First Albany Companies Inc.
               		      (Dollars in Thousands)
                                   Net Revenue
                                THREE MONTHS ENDED
                               March 31,   March 31,
                                  2003       2002
First Albany Corporation        $39,289     $37,516
Parent & Affiliates including     6,419         735
FAAM and Investments
---------------------------------------------------
Total Consolidated              $45,708     $38,251
===================================================




                                    Net Income
                                THREE MONTHS ENDED
                               March 31,   March 31,
                                  2003       2002

First Albany Corporation        $1,037      $   823
Parent & Affiliates including    1,186       (2,831)
FAAM and Investments
----------------------------------------------------
Total Consolidated              $2,223      $(2,008)
====================================================



  Major Segment Operating Results
  -------------------------------

  First Albany Corporation
  ------------------------

  First Albany Corporation is the brokerage operations of the Company.

       Taxable Fixed Income net revenues were $15.7 million for the first quarter of 2003, down 5% from the $16.6 million for the comparable prior year quarter. The decrease in net revenues in the Taxable Fixed Income division was due to lower revenues from principal transactions compared to the prior period.

       Municipal Capital Markets net revenues were $9.0 million, down 11% from $10.2 million reported for the quarter ended March 31, 2002. The decreased net revenues in the Municipal Capital Markets division were due to lower revenues from principal transactions compared to the prior period.

       Equity Capital Markets net revenues were $9.7 million for the first quarter of 2003, up 91% from the $5.1 million for the first quarter of 2002. The increase in net revenue was primarily due to significantly higher trading volume and activity, slightly offset by lower investment banking revenues as the capital markets continue to operate in a very challenging environment.

  Parent & Affiliates
  -------------------

       First Albany Asset Management net revenues were $1.4 million for the quarter ended March 31, 2003, up 125% from the comparable quarter last year. The increase in net revenues was due in large part to the acquisition of Noddings Investments, a convertible bond arbitrage manager, which contributed approximately $300 million in assets under management and $0.7 million in net revenues in the quarter.

       Investment gains for the quarter ended March 31, 2003 were $4.8 million due to an increase in fair market value of the investment portfolio held by First Albany Companies. As previously announced, as of December 31, 2002, First Albany Companies Inc. changed its method of accounting for its investment in Mechanical Technology Inc.
       (NASDAQ: MKTY) from the equity method of accounting to the fair value method. As a result, the Company no longer recognizes equity income or loss from its proportionate share of Mechanical Technology's financial results. For the quarter ended March 31,2002, the Company recognized a $4.5 million equity loss related to its investment in Mechanical Technology.

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  Shareholders' Equity
  --------------------

  Shareholders' equity as of March 31, 2003 was $69.7 million compared to $66.6 million at December 31, 2002. Book value per share as of March 31, 2003 was $6.78 compared to $6.62 as of December 31, 2002. All per share figures have been restated to reflect stock dividends declared.

  Guidance
  --------

  The following information is based on current information as of April 17, 2003. The Company does not expect to update guidance until next quarter's earnings release; however, the Company may update its full business outlook or any portion thereof at any time for any reason. The guidance given here assumes no further fluctuation in the value of the investments held in First Albany Companies' portfolio. This guidance is also subject to risks and uncertainties associated with general economic conditions that may cause actual results to differ materially from the guidance given.

  First Albany Companies expects total consolidated revenue for the full year ending December 31, 2003 to be between $195 million and $205 million. 2003 full year net income is expected to be between $0.85 per diluted share and $0.95 per diluted share.

  About First Albany
  ------------------

  Founded in 1953, First Albany Companies Inc. is a leading institutionally focused independent investment bank and asset management firm. Through its Taxable Fixed-Income, Municipal and Equity Capital Markets Divisions, the firm focuses on serving the growing middle market and major government agencies and public institutions by providing its clients with strategic, research-based, innovative investment opportunities. It offers a diverse range of products and advisory services in the areas of corporate and municipal finance and fixed-income and equity sales and trading. First Albany Asset Management currently has approximately $1 billion under management for institutional and high net worth clients. FA Technology Ventures, its venture capital fund, invests in early and expansion stage information technology (IT) and new energy technology (ET) companies. First Albany is traded on NASDAQ under the symbol FACT and today has 18 offices in 11 states.

  This news release contains forward-looking statements, which are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.


  FOR ADDITIONAL INFORMATION
  PLEASE CONTACT:
  Steven R. Jenkins (Investors)
  Chief Financial Officer
  (518) 447-8500

  Whit Clay (Media)
  Sloane & Company
  (212) 446-1864
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